Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Hometown Financial Group, Inc., including the proxy statement/prospectus relating to the proposed merger of Primary Bank with and into a subsidiary of Hometown Financial Group, Inc., of our report dated September 10, 2026 relating to the consolidated financial statements of Hometown Financial Group, MHC and subsidiaries as of June 30, 2026 and 2025, and for the years then ended.

We also consent to the reference to our firm under the caption “Experts” and any other references to our firm included in such proxy statement/prospectus.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

October 23, 2026